UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2007

CB RICHARD ELLIS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32205	94-3391143
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 North Sepulveda Blvd., Suite 1050, El Segundo,
California	90245
(Address of Principal Executive Offices)	(Zip Code)

(310) 606-4700
Registrant’s Telephone Number, Including Area Code

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K is filed by CB Richard Ellis Group, Inc., a Delaware corporation (the “Company”), in connection with the matters described herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 19, 2007, the Compensation Committee of the Board of Directors approved 2007 performance award targets for the Company’s executive officers, an Executive Incentive Plan, or EIP, and amendments to the Company’s Executive Bonus Plan, or Amended EBP.  The performance targets, EIP and Amended EBP were based on recommendations to the Compensation Committee from its independent compensation consultant.  The basis for these recommendations was an extensive review of executive compensation at the Company, which included a benchmarking study utilizing a peer group based on the Company’s size, business model and recent growth.

EIP

The EIP, as approved by the Compensation Committee, will apply to periods after December 31, 2006.  The purpose of the plan is to provide incentive and financial rewards for the achievement of corporate objectives by executive officers that are deductible to the maximum extent possible as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the U.S. Tax Code.  The EIP will be submitted to the Company’s stockholders at the 2007 annual meeting and described more fully in the Company’s 2007 proxy statement sent to stockholders prior to the annual meeting.

Executive officers who are designated by the Board of Directors as “Section 16 officers” and are selected by the Compensation Committee to participate in the EIP will be eligible to receive awards under the EIP. Each participant is eligible to receive a maximum performance award equal to a percentage of the Company’s earnings before income taxes, depreciation and amortization, or EBITDA, as reported in the Company’s income statement for the applicable performance period and as adjusted for certain extraordinary and other non-recurring items.  Specifically, the Company’s Chief Executive Officer is eligible to receive a maximum performance award equal to 1% of EBITDA for the performance period and each of the other participants in the EIP are eligible to receive a maximum performance award equal to 0.5% of EBITDA for the performance period.

The actual performance award granted to a participant is determined by the Compensation Committee, which retains the discretionary authority to reduce or eliminate (but not increase) a performance award based on its consideration of, among other things, corporate or business unit performance against budgeted financial goals, achievement of non-financial goals, economic and relative performance considerations and assessments of individual performance.  The Compensation Committee intends to evaluate a participant’s performance pursuant to the Amended EBP, as described below, in using its discretion to reduce the awards generated pursuant to the EIP formula.

Each award under the EIP shall be paid in cash, provided that the Compensation Committee may in its discretion determine that all or a portion of an award shall be paid in stock, restricted stock, stock options or other stock-based or stock denominated units that are issued pursuant to the Company’s Amended and Restated 2004 Stock Incentive Plan or successor plans approved by the Company’s stockholders.

The Amended EBP

The amendments to the Executive Bonus Plan will apply to periods after December 31, 2006.  Among the 2007 amendments, the Compensation Committee determined that awards for both line of business executive officers and staff executive officers would be 80% based on financial measures and 20% based on strategic measures.  (Previously, the split was 60/40 for staff executive officers.)  In addition, the range between threshold and maximum for purposes of the financial measures in the Amended EBP was changed to be plus or minus 20% of the target goal (versus plus or minus 30% in 2006).  Payouts will continue to range from 0% to 200% of target for the financial measures and from 0% to 150% of target for the strategic measures.  In addition, the Chief Executive Officer will continue to have the discretion to provide a supplementary bonus in cases of exceptional performance. Finally, the amendments removed the restriction that limited the annual maximum bonus pool to 7.5% of annual net income.  This restriction was included previously to satisfy the requirements of Section 162(m) of the U.S. Tax Code in order to permit deductibility of performance compensation in excess of $1 million.  However, because the Company will now rely on the maximum award amounts under the EIP discussed above for purposes of Section 162(m) compliance, the Compensation Committee determined that the 7.5% maximum was redundant and it was therefore appropriate to remove from the Amended EBP.

2007 Performance Bonus Targets

The Compensation Committee approved performance award targets under the Amended EBP for the executive officers listed below, based on the recommendation of the Compensation Committee’s independent compensation consultant.  The financial measure portion of the performance goals in 2007 will be based on EBITDA.  In addition, the Compensation Committee established individual strategic objectives for each of the Company’s executive officers.  Incentive compensation of these officers is not guaranteed and is based upon the Company’s financial performance and/or operational objectives and formulas under the EIP and Amended EBP.  The performance award targets approved by the Compensation Committee are as follows:

Name	2007 Performance Award Targets
Robert Blain	$460,000
President, Asia-Pacific Region

Calvin W. Frese, Jr.	$750,000
Senior Executive Vice President and
President, Americas

Kenneth J. Kay	$535,000
Senior Executive Vice President and
Chief Financial Officer

Laurence H. Midler	$252,000
Executive Vice President and
General Counsel

Robert E. Sulentic	$750,000
Group President of EMEA, Asia-
Pacific and Development Services

Brett White	$1,700,000
President and Chief Executive Officer

The Company intends to provide additional information regarding executive officer compensation in the proxy statement for the Company’s 2007 annual meeting of stockholders.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 23, 2007		CB RICHARD ELLIS GROUP, INC.

	By:	/s/ KENNETH J. KAY
Kenneth J. Kay
Chief Financial Officer